Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

July 3, 2014

PC Nextco Holdings, LLC

PC Nextco Finance, Inc.

80 Grasslands Road

Elmsford, New York 10523

Ladies and Gentlemen:

We have acted as counsel to PC Nextco Holdings, LLC, a Delaware limited liability company, and PC Nextco Finance, Inc., a Delaware corporation (each a “Company” and collectively, the “Companies”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Companies with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Companies in an exchange offer (the “Exchange Offer”) of $350,000,000 aggregate principal amount of 8.750% / 9.500% Senior PIK Toggle Notes due 2019 (the “Exchange Notes”). The Exchange Notes will be offered by the Companies in exchange for a like principal amount of the Companies’ outstanding 8.750% / 9.500% Senior PIK Toggle Notes due 2019 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of August 1, 2013 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Companies and Wilmington Trust, National Association, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of each Company, public officials and other appropriate persons.

In rendering the opinions set forth below, we have assumed that each Company (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver the Indenture and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture and has duly authorized the Exchange Notes.

PC Nextco Holdings, LLC
PC Nextco Finance, Inc.	- 2 -

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of each of the Companies, enforceable against the Companies in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity. We express no opinion with respect to the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law.

Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds. In addition, we express no opinion with respect to the enforceability of (i) rights of setoff, (ii) rights to receive liquidated damages, prepayment premiums or the unaccrued portion of original issue discount upon acceleration, in each case to the extent determined to be unreasonable or to constitute a penalty or unmatured interest, or (iii) any provision requiring that any action be brought only in the courts of a particular jurisdiction. In connection with the provision of the Indenture whereby the parties submit to the jurisdiction of the Federal Courts of the United States of America located in the City and County of New York or the courts of the State of New York located in the City and County of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP